Exhibit 10.1

TABULA RASA HEALTHCARE, INC.,
CAREKINESIS, INC.,
CAREVENTIONS, INC.,
CAPSTONE PERFORMANCE SYSTEMS, LLC,
J. A. ROBERTSON, INC.,
MEDLIANCE LLC,

CK SOLUTIONS, LLC,

TRCRD, INC.,
TRSHC HOLDINGS, LLC,

SINFONIA HEALTHCARE CORPORATION,

AND

SINFONIARX, INC.

WESTERN ALLIANCE BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of September 6, 2017, by and among (i) CAREKINESIS, INC., a Delaware corporation (“CareKinesis”), TABULA RASA HEALTHCARE, INC., a Delaware corporation (“Parent”), CAREVENTIONS, INC., a Delaware corporation (“Careventions”), CAPSTONE PERFORMANCE SYSTEMS, LLC, a Delaware limited liability company (“Capstone”), J. A. ROBERTSON, INC., a California corporation (“Robertson”), MEDLIANCE LLC, an Arizona limited liability company (“Medliance”), CK SOLUTIONS, LLC, a Delaware limited liability company (“CK Solutions”), TRCRD, INC., a Delaware corporation (“TRCRD”), TRSHC HOLDINGS, LLC, a Delaware limited liability company (“TRSHC”), SINFONIA HEALTHCARE CORPORATION, a Delaware corporation (“Sinfonia”), and SINFONIARX, INC., an Arizona corporation (“SinfoniaRX”; Parent, CareKinesis, Careventions, Capstone, Robertson, Medliance, CK Solutions, TRCRD, TRSHC, Sinfonia, and SinfoniaRX are each referred to herein as a “Borrower”, and collectively, as the “Borrowers”), (ii) the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), and (iii) WESTERN ALLIANCE BANK, an Arizona corporation, as successor-in-interest to BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”), as a Lender and as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

RECITALS

A.            Bank and Borrowers entered into that certain Loan and Security Agreement dated as of April 29, 2015 (as the same has been amended, modified, supplemented, renewed, or otherwise modified, from to time, the “Prior Loan Agreement”).  Pursuant to the Prior Loan Agreement, Bank made certain loans and other credit accommodations available to Borrowers.

B.            Borrowers have requested, and Bank has agreed, that Bank replace, amend and restate the Prior Loan Agreement in its entirety.

C.            Borrowers wish to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrowers.  This Agreement sets forth the terms on which Lenders will advance credit to Borrowers, and Borrowers will repay the amounts owing to Administrative Agent and the Lenders.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of one hundred percent (100%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Administrative Agent” means Bank, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Administrative Agent Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; Collateral audit fees; and Administrative Agent’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affected Lender” is defined in Section 2.12.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Aggregate Exposure” means, as to any Lender at any time, the unused Commitments, and the aggregate principal amount of its outstanding Advances.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Applicable Margin” means, for any date, the rate per annum set forth below, as determined by the Administrative Agent for each month from Borrowers’ monthly financial statements and corresponding Compliance Certificate delivered to Administrative Agent pursuant to Section 6.3:

Level	Leverage Ratio	Applicable Margin
I	< 1.00:1.00	(0.25)%
II	< 2.00:1.00	0.0%
III	> 2.00:1.00	0.25%

Until the third (3rd) Business Day after the delivery of the monthly financial statements and corresponding Compliance Certificate for the month ending August 31, 2017 pursuant to Section 6.3, the margins shall be determined as if Level II were applicable.  From and after the delivery of such monthly financial statements and corresponding Compliance Certificate, the margins shall be subject to increase or decrease upon receipt by Administrative Agent, pursuant to Section 6.3, of the monthly financial statements and corresponding Compliance Certificate for the last month (commencing with the monthly financial statements and corresponding Compliance Certificate delivered for the month ending August 31, 2017), which change shall be effective on the third (3rd) Business Day following receipt.  If any such monthly financial statement or Compliance Certificate due has not been received on the date due, then, at the option of Administrative Agent or Requisite Lenders, the margins shall be determined as if Level III were applicable, from such due date until the third (3rd) Business Day following actual receipt.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.1), and accepted by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefitted Lender” is defined in Section 14.13.

“Borrower’s Books” means all of a Borrower’s books and records including:  ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Date” means any Business Day specified by the Borrowers in a Loan Advance Request Form as a date on which the Borrowers requests the Lenders to make Loans hereunder.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Management Sublimit” means a sublimit for cash management transactions under the Revolving Line pursuant to Section 2.1(b).

“Change in Control” shall mean a transaction in which (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction, or (ii) Parent ceases to directly or indirectly own all of the outstanding capital stock of any other Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Commitment” means, as to any Lender, its Revolving Commitment.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Administrative Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contracts” means subscription license contracts, maintenance contracts and support contracts of a Borrower.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, use of the Cash Management Sublimit, the International Sublimit, or any other extension of credit by the Lenders for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or result in an Event of Default.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Discharge of Obligations” means, subject to Section 14.15, the satisfaction of the Obligations by the payment in full, in of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), to the extent the aggregate Commitments of the Lenders are terminated.

“EBITDA” means, for any period, the sum of (a) net income (or net loss) attributable to the Borrowers, but excluding net income (or net loss) attributable to non-controlling interests (calculated before extraordinary items) during such period, plus (b) the result of the following, in each case (unless otherwise indicated) to the extent included in determining such net income (or net loss):  (i) interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) during such period; plus (ii) income taxes accruing, paid or payable during such period; plus (iii) depreciation and amortization expense; plus (iv) non-cash stock-compensation based expenses; plus (v) change in the fair value related to Permitted Acquisition related consideration expenses.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 14.1(b)(iii), 14.1(b)(v), and 14.1(b)(vi) (subject to such consents, if any, as may be required under Section 14.1(b)(iii)).

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or, to the knowledge of an Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.8(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facilities” means the Revolving Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Exchange Reserve Percentage” is defined in Section 2.1(c)(ii) hereof.

“Foreign Lender” means (a) if the Borrowers are a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrowers are not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“FX Amount” is defined in Section 2.1(c)(ii) hereof.

“FX Contracts” are defined in Section 2.1(c)(ii) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means the collective reference to the Borrowers and their respective Subsidiaries.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following:  Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties payable to a Borrower arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Revolving Line pursuant to Section 2.1(c).

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and a Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lenders” is defined in the preamble hereof, the Persons listed on Schedule 1.1, or any other Person that shall have become a Lender hereunder pursuant to the Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(c)(ii) hereof.

“Leverage Ratio” is a ratio of (i) the consolidated outstanding principal balance of all Obligations, to (ii) EBITDA.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Event” means any one of the following:  (i) the sale or other disposition of all or substantially all of Borrowers’ assets (other than to another Borrower), (ii) a Change in Control, (iii) Parent’s underwritten initial public offering of its securities registered under the Securities Act of 1933, as amended, or (iv) the repayment of all Obligations (other than inchoate indemnity obligations) owing to Administrative Agent.

“Loan” means the Revolving Loan and any other loan or extension of credit, now or hereafter made or maintained by any Lender pursuant to this Agreement or any of the Loan Documents.

“Loan Documents” means, collectively, this Agreement, any note or notes, and any other documents, instruments or agreements entered into by a Borrower or any guarantor or other third party in connection with this Agreement, all as amended or extended from time to time.

“Loan Party” means each Group Member that is now or hereafter a party to a Loan Document.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the value or priority of Administrative Agent’s security interests in the Collateral.

“Minority Lender” is defined in Section 14.5(b).

“Monthly Recurring Revenue” means with respect to any measurement period GAAP revenue recognized during such period from Contracts.

“Multiemployer Plan”  a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such each Borrower’s Books relating to any of the foregoing.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of 14.5 and (b) has been approved by the Required Lenders.

“Note” a Revolving Loan Note.

“Obligations” means all debt, principal, interest, Administrative Agent Expenses and other amounts owed to Administrative Agent and the Lenders by Borrowers pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Administrative Agent or any Lender may have obtained by assignment or otherwise.

“Other Connection Taxes” means  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” an employee pension plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Administrative Agent pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Administrative Agent.

“Permitted Acquisition” means (i) any Acquisition approved in writing by the Administrative Agent in its sole discretion (including the Sinfonia Acquisition), or (ii) any Acquisitions in an aggregate amount not to exceed $5,000,000 in any fiscal year; provided, in each case, that (a) no default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, (b) the Target is in the same, similar or complimentary line of business as the Borrowers, (c) EBITDA of the Target is greater than $0, (d) the proposed Acquisition is consensual, (e) no Indebtedness will be incurred, assumed or would exist with respect to Parent and its Subsidiaries (including the Target) as a result of such Acquisition, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent and its Subsidiaries (including the Target) as a result of such Acquisition other than Permitted Liens, (f) the Borrowers will be in compliance with the financial covenants in Section 6.10 on a pro forma basis, (g) the Administrative Agent shall have received (i) at least 30 days prior to the consummation of the intended Acquisition, a description of the proposed Acquisition, (ii) at least 20 days prior to the consummation of the intended Acquisition Agreement, pro forma consolidated projections with respect to the proposed Acquisition, historical financial information for the Target, due diligence materials prepared for any Borrower, a quality of earnings report (if obtained) and drafts of the acquisition agreement (together with all exhibits and schedules thereto and, to the extent required in the acquisition agreement, all required regulatory and third party approvals) and (iii) on or prior to the date the Acquisition is consummated, a certificate of a Responsible Officer of the Borrowers with reasonably detailed calculations of item (f) and attaching the executed acquisition agreement, (h) the Target is not organized or domiciled in any jurisdiction outside of the United States and (i) all actions required of the Target and the Borrowers by Section 6.12 shall be completed substantially concurrently with the consummation of the Acquisition.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrowers in favor of the Lenders arising under this Agreement or any other Loan Document;

(b)           unsecured Indebtedness owing to trade creditors in the ordinary course of business;

(c)           Indebtedness existing on the Closing Date incurred solely for the purpose of financing the acquisition or leasing of equipment, along with any extension, renewal or refinancing of such Indebtedness, provided that the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)           other Indebtedness existing on the Closing Date and disclosed in the Schedule;

(e)           Subordinated Debt;

(f)            Indebtedness arising after the Closing Date incurred solely for the purpose of financing the acquisition or leasing of equipment, including without limitation, capital lease obligations, provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed Three Million Dollars ($3,000,000) at any time outstanding; and

(g)           other unsecured Indebtedness of Borrowers in an aggregate principal amount not to exceed Two Hundred Thousand Dollars ($200,000).

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           Investments by any Borrower and its Subsidiaries in any Subsidiary that is a co-borrower hereunder;

(c)           Investments by any Borrower and its Subsidiaries in any Subsidiary that is a not a co-borrower hereunder in the aggregate amount not to exceed $500,000 without Administrative Agent’s prior written consent;

(d)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts; and

(e)           Permitted Acquisitions.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Administrative Agent’s security interests;

(c)           Liens securing the Indebtedness described in clause (c) and clause (f) of the defined term “Permitted Indebtedness” provided that the Lien is confined solely to the property so acquired or leased and improvements thereon, and the proceeds of such equipment; and

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of three and one half percent (3.5%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Administrative Agent as its Prime Rate.

“Protective Overadvance” as defined in Section 2.2(b).

“Recipient” means the Administrative Agent or a Lender, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, (a) if only one Lender holds the outstanding Commitments, such Lender; and (b) if more than one Lender holds the outstanding Commitments, then at least two Lenders who hold more than 50% of the sum of the Total Commitments then in effect or, if the Total Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law” means  as to any Person, the operating documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” is defined in Section 10.9.

“Responsible Officer” means each of the Chief Executive Officer, the President and the Chief Financial Officer of each Borrower.

“Revolving Commitment” means as to any Lender, the obligation of such Lender, if any, to make Advances in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Maturity Date.

“Revolving Facility” means the facility under which Borrowers may request Administrative to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Forty Million Dollars ($40,000,000).

“Revolving Loan Note” a promissory note in the form of Exhibit F, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Maturity Date” means the third anniversary of the Closing Date.

“Revolving Percentage” means as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Advances then outstanding constitutes of the aggregate principal amount of all Advances then outstanding.

“Schedule” means the schedule of exceptions attached hereto and approved by Administrative Agent, if any.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of a Borrower, in any direct or indirect Subsidiary.

“Sinfonia Acquisition” means the Acquisition by Parent of Sinfonia and SinfoniaRX pursuant to the Sinfonia Merger Agreement.

“Sinfonia Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof by and among Parent, TRCRD, TRSHC, Sinfonia, Michael Deitch, and Fletcher McCusker.

“Sublimit Amount” means (i) an aggregate amount not to exceed One Million Dollars ($1,000,000) with respect to all services provided under the Cash Management Sublimit, and (ii) an aggregate amount not to exceed One Million Dollars ($1,000,000) with respect to all services provided under the International Sublimit.

“Subordinated Debt” means any debt incurred by Borrowers that is subordinated to the debt owing by Borrowers to the Lenders on terms reasonably acceptable to Administrative Agent (and identified as being such by Borrowers and Administrative Agent), pursuant to a subordination agreement in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Target” means any other Person or business unit or asset group or any other Person acquired or proposed to be acquired in an Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Date” is defined in Section 14.1(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

“Withholding Agent” means, as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers” with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.  In the event that any change in GAAP shall occur and such change results in a change in the method of calculation of financial covenants, negative covenants, standards or terms in this Agreement, then Borrowers and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such changes in GAAP with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such changes in GAAP as if such changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrowers and Administrative Agent, all financial covenants, negative covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such changes in GAAP had not occurred.

1.3          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

Each Borrower promises to pay to the order of Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lenders to Borrowers hereunder.  Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)           Revolving Advances.

(i)            Subject to and upon the terms and conditions of this Agreement, each Lender severally (and not jointly) agrees to make Advances to Borrowers from time to time during the Revolving Commitment Period up to an amount not to exceed such Lender’s Revolving Commitment in an aggregate outstanding principal amount (1) that will not result in such Lender’s Revolving Percentage exceeding such Lender’s Revolving Commitment or (2) not to exceed the Revolving Line minus the amount of services being provided under the Cash Management Sublimit and the aggregate amounts outstanding under the International Sublimit.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrowers may prepay any Advances without penalty or premium.

(ii)           Whenever Borrowers desire an Advance, Borrowers will notify Administrative Agent no later than 3:00 p.m. Eastern time, on the Business Day prior to the Business Day that the Advance is to be made.  Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrowers within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Administrative Agent a Revolving Advance Request Form in substantially the form of Exhibit B hereto.  Upon each such notification from Borrowers, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender shall make each Revolving Loan to be made by such Lender hereunder on the funding date requested by Borrowers solely by wire transfer of immediately available funds by 12:00 p.m., Eastern time, to the Borrowers in an amount equal to such Lender’s Revolving Loan Percentage.  Administrative Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions and on behalf of the Lenders if in Administrative Agent’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Administrative Agent shall be entitled to rely on any notice given by a person who Administrative Agent reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Administrative Agent harmless for any damages or loss suffered by Administrative Agent as a result of such reliance.  Administrative Agent will credit the amount of Advances made under this Section 2.1(a) to a Borrower’s deposit account.

(b)           Cash Management Sublimit.  Subject to the terms and conditions of this Agreement and availability under the Revolving Line, Borrowers may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed the Sublimit Amount, and that availability under the Revolving Line shall be reduced by the entire amount of services provided under the Cash Management Sublimit.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services.  If at any time the Revolving Facility is terminated or otherwise ceases to exist, (i) Borrowers shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Cash Management

Services, and (ii) each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(c)           International Sublimit.

(i)            Letters of Credit.  Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrowers (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the Sublimit Amount, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrowers hereby agree to execute, including Bank’s standard fees.  On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a).  The obligation of Borrowers to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Each Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(ii)           Foreign Exchange.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrowers may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrowers may request Bank to enter into FX Contracts with a Borrower due not later than the Revolving Maturity Date.  Borrowers shall pay any standard issuance and other fees that Bank notifies Borrowers will be charged for issuing and processing FX Contracts for Borrowers.  The FX Amount shall at all times be equal to or less than the Sublimit Amount, and availability under the Revolving Line shall be reduced by the FX Amount.  The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between a Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(iii)          If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure in cash all obligations under the International Sublimit on terms reasonably acceptable to Bank.

(d)           Increase in Revolving Facility.

(i)            Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may, upon the successful syndication of up to $10,000,000 of the Revolving Facility with banks, other financial institutions or entities mutually acceptable to Borrowers and Administrative Agent, request an increase in the Revolving Facility by an amount (for all such requests in the aggregate) not exceeding Ten Million Dollars ($10,000,000) (an “Incremental Facility”).  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(e)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its applicable commitment percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(f)            Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.

(g)           Effective Date and Allocations.  If the Revolving Facility is increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders and the New Lenders of the final allocation of such increase and the Revolving Increase Effective Date.

(h)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, the representations and warranties of Loan Parties contained in Section 5 and the other Loan Documents are true and correct, on and as of the Revolving Increase Effective Date, and both before and after giving effect to the Incremental Facility, no Default exists.  The Borrowers shall (i) deliver or cause to be delivered any other customary documents, including, without limitation, legal opinions), and (ii) pay all fees, costs, and expenses, all as reasonably requested by the Administrative Agent in connection with any Incremental Facility.  The Borrowers shall prepay any Loans outstanding on the Revolving Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with any revised Commitment percentages arising from any nonratable increase in the Commitments under this Section.

(i)            Incremental Facility.  Except as otherwise specifically set forth herein or as otherwise agreed by the Administrative Agent, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Revolving Facility.

2.2          Overadvances; Protective Overadvances.

(a)           If the aggregate amount of the outstanding Advances plus the amount of services provided under the Cash Management Sublimit plus the aggregate amounts outstanding under the International Sublimit exceeds the Revolving Line at any time (an “Overadvance”), Borrowers shall immediately pay to Administrative Agent, in cash, the amount of such excess, to be applied by the Administrative Agent to repay the Overadvance.

(b)           Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole discretion, may make Advances to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Advances shall not exceed 5.0% of the Revolving Commitments, if the Administrative Agent, in its reasonable credit judgment, deems that such Advances are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Advances, “Protective Overadvances”); provided that a. in no event shall the total Advances exceed the amount of the Total Revolving Commitments then in effect and b. the Borrower shall repay each Protective Overadvance on the date which is the earlier of (y) the 3rd day after the date of incurrence of such Protective Overadvance or (z) the date the Required Lenders provide notice to the Administrative Agent and the Borrower requiring the Borrower to repay such Protective Overadvance.  Each applicable Lender shall be obligated to advance to the Borrower in its Revolving Percentage of each Protective Overadvance made in accordance with this Section 2.2(b).  If the Protective Overadvances are made in accordance with the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Overadvances based upon their Revolving Percentages in accordance with the terms of this Agreement.  The Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Overadvances (provided that any existing Protective Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof).  All Protective Overadvances shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Loans generally.

2.3          Interest Rates, Payments, and Calculations.

(a)           Interest Rates.

(i)            Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Applicable Margin plus the Prime Rate.

(b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Administrative Agent for the accounts of the Lenders a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof.  Administrative Agent shall, at its option, charge such interest, all Administrative Agent Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that the Lenders and Administrative Agent will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4          Crediting Payments.  Prior to the occurrence of an Event of Default, the Lenders shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify.  After the occurrence of an Event of Default, the receipt by any Lender of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by any Lender after 12:00 noon Eastern time shall be deemed to have been received by any Lender as of the opening of business on the immediately following Business Day.  Whenever any payment to any Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5          Fees.  Borrowers shall pay to the Administrative Agent and the Lenders, as applicable, the following:

(a)           Facility Fees.  On each of the Closing Date and on each anniversary of the Closing Date, a fee payable to each Lender with respect to the Revolving Facility equal to 0.25% of the amount of such Lender’s Revolving Commitment under such

Revolving Facility.  On each of the date of the closing of the Incremental Facility and on each anniversary of the closing of the Incremental Facility, a fee payable to each Lender with respect to the Incremental Facility equal to 0.25% of the amount of such Lender’s Revolving Commitment under such Incremental Facility; and

(b)           Administrative Agent Expenses.  On the Closing Date, all Administrative Agent Expenses incurred through the Closing Date, including attorneys’ fees and expenses and, after the Closing Date, all Administrative Agent Expenses, including attorneys’ fees and expenses, as and when they are incurred by Administrative Agent.

2.6          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 14.8, shall continue in full force and effect for so long as any Obligations remain outstanding or any Lenders have any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Administrative Agent shall have the right to terminate any obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Administrative Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

2.7          Extension of Maturity.  Notwithstanding anything contained herein to the contrary, Administrative Agent shall have the right, in its sole and absolute discretion, to extend the Revolving Maturity Date to the tenth day of the month next following the actual Revolving Maturity Date as stated in this Agreement.

2.8          Pro Rata Treatment and Payments.

(a)           Each borrowing by Borrowers from the Lenders hereunder, each payment by Borrowers on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)           Each payment (including prepayments) by Borrowers on account of principal of and interest on the Revolving Line shall be made in accordance with each Lender’s Revolving Percentage of the outstanding principal amounts of the Advances of the Lenders.

(c)           All payments (including prepayments) to be made by Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 noon Eastern time on the due date thereof to the Lenders in Dollars and in immediately available funds.  Any payment received by any Lender after 12:00 noon Eastern time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Borrowers, the Administrative Agent may assume that such Lender has made such amount available to the Borrowers on such date in accordance with Section 2.

(e)           Unless the Administrative Agent shall have received notice from Borrowers prior to the proposed date on which any payment is due to the Administrative Agent or the Lenders hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith.  Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(f)            [Reserved].

(g)           The obligations of the Lenders hereunder to (i) make Advances, or (ii) to make payments pursuant to Section 10.7, as applicable, are several and not joint.  The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 10.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.7.

(h)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(i)            If at any time insufficient funds are received by and available to any Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay Administrative Agent Expenses, (ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, (iii) third, toward payment of interest and fees, Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with their Revolving Percentages, the amounts of interest and fees, Overadvances then due to such parties, (iv) fourth, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with their Revolving Percentages, (v) fifth, if an Event of Default has occurred and is continuing, to pay an amount to Bank equal to one hundred percent (100%) of outstanding amounts under the Cash Management Sublimit, (vi) sixth, if an Event of Default has occurred and is continuing, to pay an amount to Bank equal to one hundred ten percent (110%) of outstanding amounts under the International Sublimit, and (vii) seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender from the Borrowers or any other Loan Party.

(j)            If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving

Percentage of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt, purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Revolving Line made by them, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages; provided, however, that if all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  No documentation other than notices and the like referred to in this Section shall be required to implement the terms of this Section.  The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section and shall in each case notify the Lenders following any such purchase.  The provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrowers or any Affiliate thereof (as to which the provisions of this Section shall apply).  Each Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(k)           Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without Borrowers’ request and even if the conditions set forth in Section 3.2 would not be satisfied, make one or more Advances in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself, or any Lender, and apply the proceeds of any such Advances to those Obligations; provided that after giving effect to any such Advances, the aggregate outstanding Advances will not exceed the Revolving Line then in effect.

2.9          Illegality; Requirements of Law.

(a)           Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)           shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, Borrowers will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(d)           A certificate as to any additional amounts payable pursuant to paragraphs (b) or (c) of this Section submitted by any Lender to Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this

Section shall not constitute a waiver of such Lender’s right to demand such compensation.  Notwithstanding anything to the contrary in this Section, Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies Borrowers of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of Borrowers arising pursuant to this Section shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.10        Taxes.  For purposes of this Section the term “applicable law” includes FATCA.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes.  Borrowers shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, Borrowers shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by Loan Parties.  Borrowers shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e)           Indemnification by Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and the Administrative Agent, at the time or times reasonably requested by Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or the Administrative Agent as will enable Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.10(f)(ii)a, 2.10(f)(ii)b, and 2.10(f)(ii)d) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrowers are U.S. Persons,

a.             any Lender that is a U.S. Person shall deliver to Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

b.             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Administrative Agent), whichever of the following is applicable:

i.              in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.             executed copies of IRS Form W-8ECI;

iii.            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under  Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

iv.            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

c.             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

d.             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or the Administrative Agent as may be necessary for Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause d, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and the Administrative Agent in writing of its legal inability to do so.  Each Foreign Lender shall promptly notify Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.11        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9(a), Section 2.9(b), Section 2.10(a), or Section 2.10(d) with respect to such Lender, it will, if requested by Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.9 or 2.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of Borrowers or the rights of any Lender pursuant to Section 2.9(a), Section 2.9(b), Section 2.10(a), or Section 2.10(d).  Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of Borrowers.

2.12        Substitution of Lenders.  Upon the receipt by Borrowers of any of the following (or in the case of clause (a) below, if Borrowers are required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)           a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.10 or of increased costs pursuant to Section 2.9 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.11 or is a Non-Consenting Lender);

(b)           a notice from the Administrative Agent under Section 14.5(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)           a notice from the Administrative Agent that a Lender is a Defaulting Lender;

then Borrowers may, at their sole expense and effort, upon notice to the Administrative Agent and such Affected Lender:  (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitments and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that Borrowers shall be liable for the payment upon demand of all costs and other amounts arising as a result of the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be; and provided further, however, that if Borrowers elect to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section, then Borrowers shall be obligated to replace all Affected Lenders under such clauses.  The Affected Lender replaced pursuant to this Section shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts).  Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 14 (with the assignment fee to be paid by Borrowers in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, with respect to any assignment pursuant to this Section, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 2.10, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.13        Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.5 and in the definition of Required Lenders.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 14.12), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.5 for any period during which such Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           Defaulting Lender Cure.  If Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)           Termination of Defaulting Lender.  Borrowers may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.13(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrowers, the Administrative Agent, or any other Lender may have against such Defaulting Lender.

2.14        Notes.  If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 14) (promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

3.             CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of the Lenders to make the initial Credit Extension is subject to the condition precedent that Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           UCC National Form Financing Statements;

(d)           an amended and restated intellectual property security agreement;

(a)           an amended and restated subordination agreement with Amerisourcebergen Drug Corporation;

(b)           an executed copy of the Sinfonia Merger Agreement;

(c)           agreements to provide insurance;

(d)           payment of the fees and Administrative Agent Expenses then due specified in Section 2.5 hereof;

(e)           current financial statements of Borrowers;

(f)            a Quality of Earnings report from EKS&H Capial Advisors, LLC, the results of which shall be satisfactory to Administrative Agent;

(g)           a compliance certificate in substantially similar form as Exhibit C;

(h)           a legal opinion of Borrowers’ counsel dated as of the Closing Date; and

(i)            such other documents, and completion of such other matters, as Administrative Agent may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of the Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Administrative Agent of the Advance Request Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by a Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.             CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest.  Each Borrower grants and pledges to Administrative Agent on behalf of and for the ratable benefit of the Lenders a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents.  Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, subject to Permitted Liens described in clause (c) of such defined term, and will constitute a valid, first priority security interest in Collateral, subject to Permitted Liens described in clause (c) of such defined term, acquired after the date hereof.

4.2          Delivery of Additional Documentation Required.  Borrowers shall from time to time execute and deliver to Administrative Agent, at the request of Administrative Agent, all Negotiable Collateral, all financing statements and other documents that Administrative Agent may reasonably request, in form satisfactory to Administrative Agent, to perfect and continue the perfection of Administrative Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrowers from time to time may deposit with Administrative Agent specific time deposit accounts to secure specific Obligations.  Each Borrower authorizes Administrative Agent to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3          Right to Inspect.  Administrative Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect a Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4          Pledge of Shares.  Each Borrower hereby pledges, assigns and grants to Administrative Agent on behalf of and for the ratable benefit of the Lenders, a security interest in all the Shares (except that, in the case of all non-domestic Subsidiaries of a Borrower, such pledged Shares shall be limited to sixty-five percent (65%) of the Shares of first-tier non-domestic Subsidiaries), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  To the extent Shares are not certificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Administrative Agent, accompanied by an instrument of assignment duly executed in blank by Borrowers.  To the extent required by the terms and conditions governing the Shares, Borrowers shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Administrative Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Administrative Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Administrative Agent or its transferee.  Borrowers will execute and deliver such documents, and take or cause to be taken such actions, as Administrative Agent may reasonably request to perfect or continue the perfection of Administrative Agent’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.             REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1          Due Organization and Qualification.  Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in a Borrower’s Certificate/Articles of Incorporation or Bylaws, or Certificate of Formation or Operating Agreement, as applicable, nor will they constitute an event of default under any material agreement to which a Borrower is a party or by which a Borrower is bound.  As of the date hereof, no Borrower is in default under any material agreement to which it is a party or by which it is bound.

5.3          No Prior Encumbrances.  Each Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Bona Fide Contracts.  The Contracts are bona fide existing contracts.

5.5          Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6          Intellectual Property Collateral.  Each Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by a Borrower to its customers in the ordinary course of business.  To Borrowers’ knowledge, each of the Patents owned by Borrowers as of the date hereof is valid and enforceable.  No part of the Intellectual Property Collateral owned by Borrowers as of the date hereof has been judged invalid or unenforceable, in whole or in part, and no written claim has been made that any part of the Intellectual Property Collateral owned by Borrowers as of the date hereof violates the rights of any third party.  Except as set forth in the Schedule, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, no Borrower is a party to, or bound by, any agreement that restricts the grant by such Borrower of a security interest in such Borrower’s rights under such agreement.

5.7          Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof.  The chief executive office of each Borrower is located at the address indicated in Section 11 hereof.  All of Borrowers’ Inventory and Equipment is located only at the locations set forth in Section 11 hereof.

5.8          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against a Borrower or any Subsidiary before any court or administrative agency that could reasonably be expected to have a Material Adverse Effect.

5.9          No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that Administrative Agent has received from Borrowers fairly present in all material respects Borrowers’ financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Administrative Agent.

5.10        Solvency, Payment of Debts.  Each Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11        Regulatory Compliance.  Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from a Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability thereunder.  No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act.  No Borrower has violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12        Environmental Condition.  None of Borrowers’ or any Subsidiary’s properties or assets has ever been used by a Borrower or any Subsidiary or, to the best of Borrowers’ knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by a Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by a Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13        Taxes.  Each Borrower and each Subsidiary have filed or caused to be filed all federal and state tax income returns and any other material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14        Subsidiaries.  Except as set forth on the Schedule, no Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15        Government Consents.  Each Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.16        Accounts.  None of a Borrower’s nor any Subsidiary’s operating, depository or investment accounts are maintained or invested with a Person other than Bank, except as permitted under Section 6.8.

5.17        Shares.  Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement.  To Borrowers’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  To Borrowers’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Borrower knows of any reasonable grounds for the institution of any such proceedings.

5.18        Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.19        Capitalization.  The Schedule sets forth the beneficial owners of all Capital Stock of the Subsidiaries of the Borrowers, and the amount of Capital Stock held by each such owner, as of the Closing Date.

5.20        OFAC; Sanctions, Etc.  None of the Borrowers, any of their Subsidiaries or, to the knowledge of the Borrowers, any director, officer, employee, or controlled Affiliate of the Borrowers or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are:  (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria.

5.21        EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

5.22        Full Disclosure.  No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Administrative Agent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.             AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1          Good Standing.  Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2          Government Compliance.  Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3          Financial Statements, Reports, Certificates.  Borrowers shall deliver the following to Administrative Agent:  (a) as soon as available, but in any event within thirty (30) days after the last day of each fiscal quarter, an aged listings of accounts receivable and accounts payable by invoice date and a deferred revenue report; (b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrowers’ operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Administrative Agent and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (c) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrowers’ fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Administrative Agent; (d) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by such Borrowers’ board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrowers’ board of directors, and in a form and substance acceptable to Administrative Agent in its reasonable business judgment (each, a “Financial Plan”); (e) copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission within five (5) days after such filing; (f) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and (g) such budgets, sales projections, operating plans or other financial information as Administrative Agent may reasonably request from time to time.

6.4          Audits.  Administrative Agent shall have a right from time to time hereafter to audit a Borrower’s Accounts, Monthly Recurring Revenue and appraise Collateral at such Borrowers’ expense; provided, however that Borrowers shall not pay for more than one such audit every twelve (12) months unless an Event of Default has occurred and is continuing.

6.5          Inventory; Returns.  Borrowers shall keep all Inventory in good and marketable condition and free from all material defects, except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrowers and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist at the time of the execution and delivery of this Agreement.  Borrowers shall promptly notify Administrative Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

6.6          Taxes.  Borrowers shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal and state income taxes and all other material taxes, including local taxes, assessments, or contributions required of it by law, and will execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrowers will make, and will cause each Subsidiary to make, timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that such Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.

6.7          Insurance.

(a)           Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where a Borrower’s business is conducted on the date hereof.  Borrowers shall also maintain insurance relating to Borrowers’ business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrowers’.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Administrative Agent.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Administrative Agent, showing Administrative Agent as an additional loss payee thereof, and all liability insurance policies shall show the Administrative Agent as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Administrative Agent before canceling its policy for any reason.  Upon Administrative Agent’s request, Borrowers shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Administrative Agent, be payable to Administrative Agent to be applied on account of the Obligations.

6.8          Accounts.  Borrowers shall (i) maintain and shall cause each of their Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank and (ii) endeavor to utilize and shall cause each of their Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrowers, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit.  For each deposit, operating, or investment account, other than Immaterial Accounts, that a Borrower maintains outside of Bank, such Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Administrative Agent.  “Immaterial Accounts” shall mean operating, depository or investment accounts with a Person or institution other than Bank as long as the aggregate balance in such Immaterial Accounts does not exceed Ten Thousand Dollars ($10,000) at any time.

6.9          Lockbox and Cash Collateral Account.  All proceeds of Accounts shall be deposited into a lockbox or dominion account (the “Cash Collateral Account”) with Bank, pursuant to the terms of such lockbox agreements as Administrative Agent shall reasonably request from time to time (the “Lockbox Agreements”); and Borrowers shall use the Cash Collateral Account address as the remit to and payment address for all proceeds of Accounts.  If a Borrower receives any amount despite such instructions, Borrowers shall immediately deliver such payment to Administrative Agent in the form received, except for an endorsement to the order of a Lender and, pending such delivery, shall hold such payment in trust for Administrative Agent.  On the same day of clearance of any checks, Administrative Agent shall credit all amounts paid into the Cash Collateral Account to Borrowers’ operating account(s) maintained at Bank.  Following an Event of Default that is continuing, Administrative Agent may, in its sole discretion, send requests for verification of Accounts or notify such Borrower’s account debtors of the assignment of such Accounts to Administrative Agent, and take such other actions as set forth in the Lockbox Agreements and credit any and all amounts paid into the Cash Collateral Account first, against any amounts outstanding pertaining to any Advances, and then, of any remaining balance of such amount to Borrowers’ operating account(s).  Notwithstanding the foregoing, any payments received at a Borrower’s location shall be promptly deposited to the Cash Collateral Account using Bank’s Smart Deposit Express scanner.

6.10        Financial Covenants.

(a)           Minimum Liquidity.  The amount of Borrowers’ unrestricted cash balances in its accounts at Bank plus amounts available for draw under the Revolving Facility shall be at least $3,000,000 at all times thereafter.

(b)           Maximum Leverage.  Commencing with the month ending December 31, 2017, Borrowers shall maintain a Leverage Ratio, measured on a trailing twelve (12) month basis, of less than 2.50:1.00, measured quarterly.

(c)           Minimum EBITDA.  Borrowers’ quarterly EBITDA for quarter ending December 31, 2017 and for each calendar quarter thereafter shall be at least 75% of the Board of Directors’ of the Borrowers and the Administrative Agent’s approved plan, including Permitted Acquisitions (and calculated on a pro-forma basis from the Closing Date).

6.11        Intellectual Property Rights.

(a)           Borrowers shall promptly give Administrative Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrowers shall (i) give Administrative Agent not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Administrative Agent may reasonably request for Administrative Agent to maintain its perfection in such intellectual property rights to be registered by Borrowers, and upon the request of Administrative Agent, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrowers shall promptly provide Administrative Agent with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Administrative Agent to be filed for Administrative Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)           Administrative Agent may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing.  Administrative Agent shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that Borrowers are required under this Section to take but which Borrowers fail to take, after 15 days’ notice to Borrowers.  Borrowers shall reimburse and indemnify Administrative Agent for all costs and expenses incurred in the exercise of its rights under this Section.

6.12        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary,

Borrowers shall (a) if such Subsidiary is a domestic company, cause such new Subsidiary to provide to Administrative Agent a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Administrative Agent appropriate certificates and powers and financing statements, pledging all (or, as to any non-domestic Subsidiary, 65%) of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Administrative Agent, and (c) provide to Administrative Agent all other documentation in form and substance reasonably satisfactory to Administrative Agent that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

6.13        Notices of Commercial Tort Claims; Event of Default.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon a Borrower becoming aware of the existence of any Default or Event of Default, such Borrower shall give written notice to Administrative Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.  If a Borrower shall acquire a commercial tort claim (as defined in the Code), such Borrower shall promptly notify Administrative Agent in writing of the general details thereof and grant to Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Administrative Agent.

6.14        Post Closing Covenants.  Within thirty (30) days after the Closing Date or such later time as determined by Administrative Agent in its reasonable discretion, the Borrowers shall use commercially reasonable efforts to deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, (i) an amendment to that certain Master Services Agreement dated as of May 14, 2014, by and between Involta, LLC and Sinfonia Healthcare Corporation (the “Master Services Agreement”), terminating and releasing Involta, LLC’s security interest upon all of Sinfonia Healthcare Corporation’s equipment, personal property and substitutions made thereof, kept or used in Involta, LLC’s facilities, and (ii) a bailee’s waiver and consent in favor of Administrative Agent, together with the duly executed original signatures thereto, for Sinfonia Healthcare Corporation’s leased locations identified in the Master Services Agreement.

6.15        Further Assurances.  At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Administrative Agent to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS.

Borrowers will not do any of the following:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment; or (iv) Transfers among Loan Parties.

7.2          Change in Business or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrowers as of the Closing Date; or without thirty (30) days prior written notification to Administrative Agent, relocate its chief executive office or state of incorporation or change its legal name; or without Administrative Agent’s prior written consent, change the date on which its fiscal year ends.

7.3          Change in Control/Mergers or Acquisitions.  (i) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than Permitted Acquisitions; or (ii) suffer or permit a Change in Control; provided however, only advance written notice to Administrative Agent will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action.  Notwithstanding the foregoing, a Subsidiary may merge or consolidate with or into another Borrower with written notice to Administrative Agent.

7.4          Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Administrative Agent not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so.

7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Parent may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (ii) Subsidiaries may pay any dividend or make any other distribution to its equityholders; and (iii) Parent may redeem shares of its (i) preferred stock to the extent it is required to do so under its certificate of incorporation (as in effect on the Closing Date), and (ii) common stock up to an aggregate amount of $5,000,000, so long as (x) at the time of any such repurchase, an Event of Default has not occurred and is continuing, and (y) such redemptions are fully funded with new cash proceeds received by Parent from the sale and issuance of its capital stock.

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Administrative Agent (to the extent required by Section 6.8 hereof) in form and substance satisfactory to Administrative Agent; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt, other than any amendment reducing the interest rate of such Subordinated Debt or extending the time for any payment of principal or interest under such Subordinated Debt, without Administrative Agent’s prior written consent.

7.10        Inventory and Equipment.  Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Administrative Agent’s security interest and Administrative Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Administrative Agent’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 11 of this Agreement.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Administrative Agent’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12        Capital Expenditures.  Make or contract to make, without Administrative Agent’s prior written consent, capital expenditures (excluding growth capitalized software development cost and tenant leasehold improvements provided by landlords) in any fiscal year in excess of $5,000,000 or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceeds such sum.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1          Payment Default.  If Borrowers fail to pay, when due, any of the Obligations; provided, however, if such failure was due to the Administrative Agent’s failure to send out a materially correct notice of amounts due, the Borrowers shall have two (2) days from receipt of notice to make such payment.

8.2          Covenant Default.

(a)           If a Borrower fails to perform any obligation under Article 6 (other than Sections 6.1, 6.2, 6.5, or 6.11(a)) or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Administrative Agent and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrowers be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3          Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect.

8.4          Attachment.  If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period).

8.5          Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6          Other Agreements.  If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect.

8.7          Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000)) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8          Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Administrative Agent by any Responsible Officer pursuant to this Agreement or to induce Administrative Agent to enter into this Agreement or any other Loan Document.

8.9          ERISA Event.  There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Borrower or any of its Subsidiaries or any ERISA Affiliate thereof in excess of Five Hundred Thousand Dollars ($500,000) during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds Five Hundred Thousand Dollars ($500,000).

8.10        Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Administrative Agent in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Administrative Agent, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.             RIGHTS AND REMEDIES OF ADMINISTRATIVE AGENT AND THE LENDERS.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers and the Lenders:

(a)           Declare all or any portion of Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Administrative Agent);

(b)           Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Administrative Agent;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Administrative Agent reasonably considers advisable;

(d)           Make such payments and do such acts as Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral.  Borrowers agree to assemble the Collateral if Administrative Agent so requires, and to make the Collateral available to Administrative Agent as Administrative Agent may designate.  Each Borrower authorizes Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Administrative Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of a Borrower’s owned premises, each Borrower hereby grants Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Administrative Agent, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Administrative Agent;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Administrative Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit;

(g)           Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Administrative Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Administrative Agent deems appropriate;

(h)           Administrative Agent may credit bid and purchase at any public sale; and

(i)            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as such Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Administrative Agent’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Administrative Agent’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Administrative Agent determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.  The appointment of Administrative Agent as each Borrower’s attorney in fact, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Administrative Agent’s obligation to provide Credit Extensions hereunder is terminated.

9.3          Accounts Collection.  At any time after the occurrence and during the continuance of an Event of Default, Administrative Agent may notify any Person owing funds to Borrowers of Administrative Agent’s security interest in such funds and verify the amount of such Account.  Borrowers shall collect for Administrative Agent all amounts owing to Borrowers, receive in trust all such payments as Administrative Agent’s trustee, and immediately deliver such payments to Administrative Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Administrative Agent Expenses.  If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Administrative Agent may do any or all of the following after reasonable notice to Borrowers:  (a) make payment of the same or any part thereof; (b) set up such reserves under the a loan facility in Section 2.1 as Administrative Agent deems necessary to protect Administrative Agent and the Lenders from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Administrative Agent deems prudent.  Any amounts so paid or deposited by Administrative Agent shall constitute Administrative Agent Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Administrative Agent shall not constitute an agreement by Administrative Agent to make similar payments in the future or a waiver by Administrative Agent of any Event of Default under this Agreement.

9.5          Administrative Agent’s Liability for Collateral.  So long as Administrative Agent complies with reasonable banking practices, Administrative Agent shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6          Shares.  Borrowers recognize that Administrative Agent may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Borrowers acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Administrative Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so.  Upon the occurrence of an Event of Default which continues, Administrative Agent shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.  Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as such Borrower’s true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make to Administrative Agent or a Borrower any payments or distributions respecting the Shares which are owing to such Borrower.

9.7          Remedies Cumulative.  Administrative Agent’s and the Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Administrative Agent for itself and on behalf of the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or any Lender of any Event of Default on a

Borrower’s part shall be deemed a continuing waiver.  No delay by Administrative Agent or any Lender shall constitute a waiver, election, or acquiescence by it.  No waiver by Administrative Agent or any Lender shall be effective unless made in a written document signed on behalf of Administrative Agent and/or such Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8          Demand; Protest.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Administrative Agent on which Borrowers may in any way be liable.

10.          The Administrative Agent.

10.1        Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           The provisions of Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)           The Administrative Agent shall also act as the collateral agent under the Loan Documents and each of the other Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, and (ii)  appoint and authorize the Administrative Agent to act as the agent of the Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted hereunder and under any of the other Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section and Section 14 (including Section 10.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

10.2        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.3        Exculpatory Provisions.  The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)           be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)           have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws; and

(c)           except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9 and 14.5), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3.1, Section 3.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, FX Contracts or the provision of Cash Management Services, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, FX Contracts or the provision of Cash Management Services.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

10.5        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or Borrower referring to this Agreement, describing such default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such default or Event of Default as it shall deem advisable in the best interest of the lenders, or, if so specified by this Agreement, as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement.  Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

10.7        Indemnification.  Each of the Lenders agrees to indemnify each of the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by Borrowers or any other Loan Party pursuant to any Loan Document and without limiting the obligation of Borrowers or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Borrowers or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8        Agent in Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.9        Successor Administrative Agent.

(a)           Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above and be an Eligible Assignee.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrowers and such Person remove such

Person as Administrative Agent and, in consultation with Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 10 and Section 14.2, 14.8, 14.10, 14.10, 14.11, and 14.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

10.10      Collateral and Guaranty Matters.

(a)           The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (1) upon the Discharge of Obligations, (2) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (3) subject to Section 14.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (c) of the definition of Permitted

Liens; and to release any guarantor from its obligations under any guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents;

(b)           Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under any guaranty; and

(c)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5, 14.2, 14.8, 14.10, 14.10, 14.11, and 14.12) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 14.2, 14.8, 14.10, 14.10, 14.11, and 14.12.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.12      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the “Bookrunners”, “Arrangers” or “Lead Arrangers” that may be listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.13      Survival.  This Section shall survive the Discharge of Obligations.

11.          NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered:  (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Administrative Agent or a Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:                                                          Tabula Rasa Healthcare, Inc.
228 Strawbridge Drive
Moorestown, NJ 08057
Attn:  Brian Adams, CFO
FAX:  (856) 273-0254
EMAIL:  badams@carekinesis.com

Morgan, Lewis & Bockius
1701 Market Street
Philadelphia, PA 19103-2921
Attn:  Jeffrey P. Bodle
FAX:  (215) 963-5001
EMAIL:  jeffrey.bodle@morganlewis.com

If to Administrative

Agent:                                                                                                            WESTERN ALLIANCE BANK
55 Almaden Blvd.
San Jose, CA 95113
Attn:  Note Department
FAX:  (408) 282-1681
EMAIL:  notedepartment@bridgebank.com

and

WESTERN ALLIANCE BANK
12011 Sunset Hills Road, Suite 425
Reston, VA 20190
Attn:  Brian McCabe, Vice President
FAX:  (703) 964-1620
EMAIL:  brian.mccabe@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Borrowers, Administrative Agent and the Lenders each hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWERS, ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  This Section shall survive the Discharge of Obligations.

13.          JUDICIAL REFERENCE PROVISION.

13.1        In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.

13.2        With the exception of the items specified in Section 13.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document, will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

13.3        The matters that shall not be subject to a reference are the following:  (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions).  This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv).  The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

13.4        The referee shall be a retired judge or justice selected by mutual written agreement of the parties.  If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

13.5        The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

13.6        The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.7        Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.8        The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.9        If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through § 1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.10      THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

14.          GENERAL PROVISIONS.

14.1        Successors and Assigns; Participations and Assignments.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.1(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000) unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Revolving Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 14.2, 14.8, 14.10, 14.11, 14.12, and 14.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.10(e) and 10.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 14.5).  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9 and 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.10(f) (it being understood that the documentation required under Section 2.10(f) shall be delivered to such Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.1(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under Section 14.1(b); and (B) shall not be entitled to receive any greater payment under Sections 2.9 and 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.12 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(j) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Notes.  The Borrowers, upon receipt by the Borrowers of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 14.1.

(g)           Representations and Warranties of Lenders.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Revolving Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section, the disposition of such Revolving Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

14.2        Indemnification.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

14.3        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

14.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.5        Amendments and Waivers.

(a)           Neither this Agreement, nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders and each Loan Party to the relevant Loan

Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement or waiver of the application of Section 2.3(b) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or waive, postpone or extend the scheduled date of any payment thereof, or alter the amount or extend the expiration date of any Lender’s Revolving Commitment without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (C) amend the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any of guarantors from their obligations under any guaranty, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.7 in a manner that adversely affects Lenders without the written consent of each Lender; (E) reduce the percentage specified in the definition of Required Lenders without the written consent of all Required Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (G) amend or modify the application of payments set forth in Section 8.3 in a manner that adversely affects Lenders without the written consent of each Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)           Notwithstanding anything to the contrary contained in clause (a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrowers and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrowers and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)            the termination of the Commitments of each such Minority Lender;

(ii)           the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.12; and

(iii)          the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrowers, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)           The Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any omission, mistake or defect.

(d)           Notwithstanding any provision herein to the contrary but subject to the proviso in clause (a) above, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders.

14.6        Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

14.7        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

14.8        Survival.  Each party’s obligations under this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the Revolving Commitments and the Discharge of Obligations.  The obligations of Borrowers to indemnify Administrative Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 14.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Administrative Agent or Lenders have run.

14.9        Confidentiality.  In handling any confidential information Administrative Agent and all employees and agents of Administrative Agent, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Administrative Agent in connection with their present or prospective business relations with each Borrower, provided that such subsidiaries or affiliates agree to be bound by the confidentiality obligations contained herein; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that such prospective transferees or purchasers agree to be bound by the confidentiality obligations contained herein; (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (iv) as may be required in connection with the examination, audit or similar investigation of Administrative Agent; and (v) as Administrative Agent may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Administrative Agent when disclosed to Administrative Agent, or becomes part of the public domain after disclosure to Administrative Agent through no fault of Administrative Agent; or (b) is disclosed to Administrative Agent by a third party, provided Administrative Agent does not have actual knowledge that such third party is prohibited from disclosing such information.

14.10      Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of in-house and outside counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, without limitation, in connection any syndication of the Facilities), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made  or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

14.11      Reimbursement by Lenders.  To the extent that the Borrowers or any other Loan Party pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under Section 14.2 and 14.10 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party thereof, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section are subject to the provisions of Section 2.10(e).

14.12      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

14.13      Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.1(a), receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrowers or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

14.14      Acknowledgements.  The Borrowers hereby acknowledge that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

14.15      Payments Set Aside.  To the extent that any payment or transfer by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  This Section shall survive the Discharge of Obligations.

14.16      Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 14.5) to take any action requested by the Borrowers having the effect of releasing any Collateral or Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 14.5 or (ii) under the circumstances described in clause (b) below.

(b)           Upon the Discharge of Obligations, the Collateral shall be released from the Liens created hereunder and the other Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party shall terminate, all without delivery of any instrument or performance of any act by any Person.

14.17      Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers in accordance with the Patriot Act.  Borrowers will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

14.18      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.19      Transitional Arrangements.  On the Closing Date, this Agreement shall amend, restate and supersede the Prior Loan Agreement in its entirety, except as provided in this Section.  On the Closing Date, the rights and obligations of the parties evidenced by the Prior Loan Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the Borrowers under the Prior Loan Agreement and the other “Loan Documents” (as defined in the Prior Loan Agreement) shall continue under this Agreement and the other Loan Documents, and such security interest and any other rights and obligations which by their express terms survive the termination of the Loan Documents shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents.  All references to the Prior Loan Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof as amended, restated, or otherwise modified from time to time.

15.          CO-BORROWERS.

15.1        Co-Borrowers.  Borrowers are jointly and severally liable for the Obligations and Administrative Agent and any Lender may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower.  This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Administrative Agent and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower.  Administrative Agent may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation advance request forms and compliance certificates.  Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Administrative Agent on behalf of each Borrower for any Credit Extension, any waivers and any consents.  This authorization cannot be revoked, and Administrative Agent need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

15.2        Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations are paid in full and the Lenders have no further obligation to make Credit Extensions to Borrowers, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Administrative Agent or any Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Administrative Agent and such payment shall be promptly delivered to Administrative Agent for application to the Obligations, whether matured or unmatured.

15.3        Waivers of Notice.  Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which a Borrower would otherwise be entitled by virtue of being a co-borrower or a surety.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Administrative Agent’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith.  Each Borrower also waives any defense arising from any act or omission of Administrative Agent that changes the scope of a Borrower’s risks hereunder.  Each Borrower hereby waives any right to assert against Administrative Agent, and any Lender, any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Administrative Agent, or any Lender, with respect to the Obligations in any manner or whatsoever.

15.4        Subrogation Defenses.  Until all Obligations are paid in full and the Lenders have no further obligation to make Credit Extensions to Borrowers, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

15.5        Right to Settle, Release.

(a)           The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Administrative Agent may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)           Without notice to any given Borrowers and without affecting the liability of any given Borrowers hereunder, Administrative Agent may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

15.6        Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and a Borrower holding the indebtedness shall take all actions reasonably requested by Administrative Agent to effect, to enforce and to give notice of such subordination.

16.          NOTICE OF FINAL AGREEMENT.  NOTICE OF FINAL AGREEMENT.  BY SIGNING THIS AGREEMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

TABULA RASA HEALTHCARE

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

CAREKINESIS, INC.

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

CAREVENTIONS, INC.

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

CAPSTONE PERFORMANCE SYSTEMS, LLC

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

J. A. ROBERTSON, INC.

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

MEDLIANCE LLC

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

CK SOLUTIONS, LLC

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

TRCRD, INC.

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

TRSHC HOLDINGS, LLC

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

SINFONIA HEALTHCARE CORPORATION

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

SINFONIARX, INC.

By:	/s/ BRIAN W. ADAMS
Name:	Brian W. Adams
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADMINISTRATIVE AGENT:

WESTERN ALLIANCE BANK

By:	/s/ BRIAN MCCABE
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDERS:

WESTERN ALLIANCE BANK

By:	/s/ BRIAN MCCABE
Title:	Vice President